Exhibit 99.1
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of income and related notes present the historical results of Teleflex Incorporated ("Teleflex") for the nine months ended October 1, 2017 to reflect completion of Teleflex's acquisition of Vascular Solutions (the "Transaction") on February 17, 2017 (the "Acquisition Date"). Teleflex's actual results from continuing operations for the nine months ended October 1, 2017 include the results of Vascular Solutions from the Acquisition Date. The unaudited pro forma condensed combined statement of income has been adjusted as if the Transaction had been completed on January 1, 2017.
The unaudited pro forma condensed combined statement of income, including the related notes, is derived from and should be read in conjunction with (i) the audited consolidated financial statements (and notes thereto) of Teleflex for the years ended December 31, 2016, 2015 and 2014 (which are available in Teleflex’s Annual report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017); (ii) Teleflex's unaudited condensed consolidated financial statements, which are available in its Quarterly Report on Form 10-Q for the nine months ended October 1, 2017, filed with the SEC on November 2, 2017; (iii) the audited consolidated financial statements (and notes thereto) of Vascular Solutions for the years ended December 31, 2016, 2015 and 2014, which are included in Amendment No. 1 to the Current Report filed with the SEC on May 4, 2017 on Form 8-K and (iv) the accompanying notes. A pro forma balance sheet is not presented since the Transaction is included in Teleflex's unaudited condensed consolidated balance sheet as of October 1, 2017, which was included in Teleflex's Quarterly Report on Form 10-Q for the period ended October 1, 2017.

TELEFLEX INCORPORATED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED OCTOBER 1, 2017

	Historical Teleflex Incorporated	Vascular Solutions	Pro Forma Adjustments	Note References	Pro Forma Combined
	(Dollars and shares in thousands, except per share)
Net revenues	$1,551,197	$22,824	$—		$1,574,021
Cost of goods sold	710,126	10,937	(10,804)	2a	710,259
Gross profit	841,071	$11,887	$10,804		863,762
Selling, general and administrative expenses	486,674	28,909	(25,166)	2b	490,417
Research and development expenses	59,299	4,645	(1,521)	2c	62,423
Restructuring and other impairment charges	13,723	—	—		13,723
Income from continuing operations before interest, loss on extinguishment of debt and taxes	281,375	(21,667)	37,491		297,199
Interest expense	58,884	—	1,251	2d	60,135
Interest income	(616)	(21)	—		(637)
Loss on extinguishment of debt	5,593	—	—		5,593
Income from continuing operations before taxes	217,514	(21,646)	36,240		232,108
Taxes (benefit) on income from continuing operations	19,404	(13,375)	13,526	2e	19,555
Income from continuing operations attributable to common shareholders	$198,110	$(8,271)	$22,714		$212,553
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$4.40				$4.73
Diluted:
Income from continuing operations	$4.24				$4.55
Weighted average common shares outstanding:
Basic	44,975		—		44,975
Diluted	46,673		—		46,673

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statement of income presents the impact of the Vascular Solutions acquisition as if the Transaction had been completed on January 1, 2017, adjusted to give effect to the events that are: (1) directly attributable to the Transaction; (2) factually supportable; and (3) expected to have a continuing impact on Teleflex's consolidated financial results.
The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only and does not purport to represent what the actual results of operations of the combined company would have been had the acquisition occurred on the date assumed, nor are they considered to be indicative of Teleflex’s future consolidated results. The pro forma adjustments are based on management's preliminary estimates of the fair values of the assets acquired and the liabilities assumed and have been prepared to illustrate the effect of the Transaction. The determination of fair value requires considerable judgment and is sensitive to changes in the underlying assumptions, including the useful lives of the assets acquired. These fair value estimates are preliminary and subject to adjustment, which may result in material changes to the final valuation.
Note 2 – Unaudited Pro Forma Condensed Combined Income Statement Adjustments

The unaudited pro forma condensed combined statement of income for the nine months ended ended October 1, 2017 gives effect to the following pro forma adjustments:

a.
Represents adjustments to cost of goods sold consisting mainly of the amortization of the step-up in carrying value of inventory and the accelerated vesting of Vascular Solutions share based awards. Such costs are considered non-recurring in nature and are therefore excluded from the unaudited pro forma condensed combined statement of income.

b.	Represents the following adjustments to selling, general and administrative expenses (in thousands):

Depreciation adjustment in connection with the fair value of property, plant and equipment (1)	$37
Amortization adjustment in connection with the fair value of intangible assets (2)	3,046
Vascular Solutions historical amortization expense	(192)
Acquisition related costs (3)	(24,369)
Accelerated vesting of share based awards (4)	(3,688)
Pro forma adjustment	$(25,166)
(1) Represents adjustment to reflect the estimated depreciation expense related to the pro forma adjustment to property, plant and equipment based on a remaining life of 1 to 30 years.
(2)The intangible assets are being amortized over 10 to 25 years or have indefinite lives.
(3) Represents acquisition related costs incurred during the nine months ended October 1, 2017. Such costs are considered non-recurring in nature and are therefore excluded from the unaudited pro forma condensed combined statement of income.
(4) Represents expenses associated with accelerated vesting of Vascular Solutions share based awards. Such costs are considered non-recurring in nature and are therefore excluded from the unaudited pro forma condensed combined statement of income.

c.
Represents adjustments to research and development expenses consisting mainly of the accelerated vesting of Vascular Solutions share based awards recognized. Such costs are considered non-recurring in nature and are therefore excluded from the unaudited pro forma condensed combined statement of income.

d.
Represents incremental interest expense on debt incurred to finance the transaction, including amortization of the debt issuance costs over the life of the debt instruments and the reversal of the commitment fee related to the bridge facility (in thousands):

Reversal of commitment fee related to the bridge facility and backstop commitment (1)	$(2,071)
Interest expense and amortization of debt issuance costs associated with term loan (2)(4)	2,445
Interest expense and amortization of debt issuance costs associated with revolving credit facility used in connection with the transaction (3)(4)	877
Pro forma adjustment	$1,251
(1) Represents the reversal of interest expense associated with a bridge loan facility and backstop commitment that was put in place to, among other things, assist the Company in financing the acquisition. The bridge facility and backstop commitment were not utilized, as the required financing was provided under the Company's Credit Agreement. Such costs are considered non-recurring in nature and therefore have been excluded from the unaudited pro forma condensed combined statement of income.
(2) The interest expense associated with the term loan is based on a weighted average interest rate of 2.3%.
(3) The interest expense associated with the revolving credit facility is based on a weighted average interest rate of 2.2%.
(4) A 1/8% increase or decrease in interest rates would result in a change in interest expense associated with the term loan and revolving credit facility of approximately $0.7 million and $0.3 million, respectively, for the nine months ended October 1, 2017.

e.	Represents the tax effects of all the adjustments described in Notes 2(a) through 2(d) above using a blended U.S federal and state statutory rate.

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